Exhibit (h)(4)

CLOUGH CAPITAL PARTNERS L.P.
One Post Office Square
40th Floor
Boston, Massachusetts 02109

February 16, 2016

Mr. Edmund J. Burke, President
Clough Funds Trust
1290 Broadway, Suite 1100
Denver, CO 80203

Re:	Clough Funds Trust (the “Trust”) – Clough Global Long/Short Fund (the “Fund”)

Dear Mr. Burke:

This letter confirms the agreement by Clough Capital Partners L.P. (the “Adviser”) with the Trust to contractually limit the total expenses of the Fund as set forth herein. To the extent the Total Annual Fund Operating Expenses (as defined in Item 3 to Form N-1A), after such expense reimbursement and/or fee waiver (excluding Rule 12b-1 Distribution and Service Fees, Shareholder Services Fees, acquired fund fees and expenses, interest, taxes, brokerage costs and commissions, dividend and interest expense on short sales, litigation, indemnification and extraordinary expenses as determined under generally accepted accounting principles), exceed 1.60% for each of the Class A, Class C and Class I shares of the Fund, the Adviser will waive a portion of its advisory fees to the extent of such excess and/or shall reimburse and/or cause a third-party to reimburse the Fund (or class as applicable) by the amount of such excess. The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser agrees that the above fee waivers and reimbursements for the Fund are effective through September 30, 2017, unless modified or terminated prior to that date by agreement of the Adviser and the Board of Trustees of the Trust. The Adviser is entitled to recover, on a class-by-class basis, any fees waived and/or expenses reimbursed under this letter agreement if such recovery does not cause the Total Annual Fund Operating Expenses to exceed the expense limitations in effect (i) at the time the expenses to be recovered were waived and/or reimbursed or (ii) at the time of such recovery. Notwithstanding the foregoing, the Fund will not pay any such waived or reimbursed fees and expenses more than thirty-six months after the end of the fiscal year in which the fee was waived or expense reimbursed.

Notwithstanding the foregoing, this letter shall terminate immediately, and the Adviser shall have no further obligations hereunder, in the event that the Adviser ceases to serve as the investment adviser with respect to the Fund.

[signature page follows]

CLOUGH CAPITAL PARTNERS L.P.

By:	/s/ Daniel J. Gillis
Name:	Daniel J. Gillis
Title:	Chief Compliance Officer

Your signature below acknowledges acceptance of this letter agreement:

CLOUGH FUNDS TRUST

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	President

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